Gilead Contacts:	CGI Pharmaceuticals Contacts:
Susan Hubbard, Investors	Muzammil Mansuri or
(650) 522-5715	Peter Fuller
(203) 315-1222
Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD SCIENCES TO ACQUIRE CGI PHARMACEUTICALS
FOR UP TO $120 MILLION

- Deal to Broaden Gilead’s Research Expertise into Kinase Biology and Chemistry -

Foster City, CA and Branford, CT – June 25, 2010 – Gilead Sciences, Inc. (Nasdaq: GILD) and CGI Pharmaceuticals, Inc., a privately-held, development-stage pharmaceutical company focused on small molecule chemistry and kinase biology, today announced the signing of a definitive agreement pursuant to which Gilead will acquire CGI. Under the terms of the agreement, Gilead will acquire CGI for up to $120 million, the majority as an upfront payment and the remaining based on clinical development progress, all of which will be financed through available cash on hand. Gilead anticipates that the deal would close in the third quarter of 2010, subject to satisfaction of certain closing conditions. After closing, CGI will continue operations in Branford as a wholly-owned subsidiary of Gilead.

CGI has generated a library of proprietary small molecule kinase inhibitors. The lead preclinical compound from this library targets spleen tyrosine kinase (Syk) and could have unique applications for the treatment of serious inflammatory diseases, including rheumatoid arthritis.

“The acquisition of CGI represents a unique opportunity to expand our research efforts in an interesting and promising area of drug discovery,” said Norbert W. Bischofberger, PhD, Gilead’s Executive Vice President, Research and Development and Chief Scientific Officer. “CGI has established itself in the area of protein kinase biology and small molecule discovery, and the company’s scientific leadership and expertise represents a strong strategic fit with Gilead’s existing research organization. We look forward to advancing compounds in CGI’s portfolio toward clinical development.”

“We are pleased to join the Gilead organization and look forward to partnering with the company to deliver on the promise of selective kinase inhibitors in our proprietary library of compounds,” said Mark Velleca, MD, PhD, Founder and Senior Vice President of CGI. “We are confident that Gilead’s knowledge and experience developing small molecule candidates for a range of clinical indications will be instrumental in helping to progress our compounds toward clinical development for diseases where tremendous unmet medical need exists.”

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About CGI Pharmaceuticals, Inc.
CGI Pharmaceuticals, Inc. is a private, development-stage pharmaceutical company that has leveraged its small molecule chemistry and kinase biology expertise to discover and develop an innovative pipeline of small molecule therapeutics for multiple oncology and immunology-based indications. CGI’s investors include: MPM Capital, Flagship Ventures, Vector Fund Management, Coastview Capital, Vantage Point Venture Partners, Lilly BioVentures, RiverVest Venture Partners, CHL Medical Partners, Connecticut Innovations, Oxford Bioscience Partners, and Emerging Technology Partners. CGI’s corporate headquarters and research laboratories are located in Branford, Connecticut. For additional information about the company, please visit: www.cgipharma.com.

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Forward-Looking Statement
This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including the risks to both companies that the acquisition of CGI will not be consummated as the transaction is subject to certain closing conditions. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to Gilead’s ability to successfully integrate the business and employees of CGI in Gilead’s business and Gilead’s ability to successfully advance CGI’s pipeline programs. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Gilead directs readers to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.